SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
PARTICIPATION AGREEMENT
FOR
BRETT HAMILTON

This Participation Agreement is entered into as of this 6th day of January, 2026, by and between First Northern Bank of Dixon, a California-chartered, FDIC-insured bank with its main office in Dixon, California (the “Bank”) and Brett Hamilton (the “Executive”).

Whereas, the Board anticipates continued substantial contribution by the Executive to the success of the Bank and its parent corporation, First Northern Community Bancorp, and the Bank desires that the Executive continue its employ,

Whereas, the Board has in accordance with Section 3.1 of the First Northern Bank of Dixon Supplemental Executive Retirement Plan (the “SERP”) nominated the Executive for Eligibility in such SERP,

Whereas, the Executive wishes to accept Participation in the SERP,

Whereas, the Bank and the Executive acknowledge that this Participation Agreement shall be terminated or amended only by a written agreement signed by the Bank and the Executive except as specified in 3.1 below,

Now Therefore, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Executive is a Participant in the SERP and further agree as follows:

SECTION 1
DEFINITIONS

Terms used in this Participation Agreement are used as defined in the SERP.  In addition, the following terms shall have the meanings given in this Participation Agreement.

1.1 Change-in-Control.  “Change-in-Control” means the first to occur of any of the following events:

(a)
Merger – First Northern Community Bancorp merges into or consolidates with another corporation, or merges another corporation into First Northern Community Bancorp, and as a result less than 50% of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of First Northern Community Bancorp immediately before the merger or consolidation,

(b)
Acquisition of Significant Share Ownership – A report on Schedule 13D or another form or schedule (other than Schedule 13G) is filed or is required to be filed under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 20% or more of a class of First Northern Community Bancorp’s voting securities, but this clause (b) shall not apply to beneficial ownership of First Northern Community Bancorp voting shares held in a fiduciary capacity by an entity of which First Northern Community Bancorp directly or indirectly beneficially owns 50% or more of its outstanding voting securities or voting shares held by an employee benefit plan maintained for the benefit of First Northern Bank of Dixon’s employees, or

(c)
Change in Board Composition – During any period of two consecutive years, individuals who constitute First Northern Community Bancorp’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of First Northern Community Bancorp’s Board of Directors; provided, however, that for purposes of this clause (c) – each director who is first elected by the board (or first nominated by the board for election by stockholders) by a vote of at least two-thirds of the directors who were directors at the beginning of the period shall be deemed to have been a director at the beginning of the two-year period.

1.2 Good Reason.  “Good Reason” shall be defined as one or more of the following, without the Executive’s express written consent:

(a)	A material reduction in the Executive’s title or responsibilities; or
(b)	A reduction in base salary as in effect on the date of Change in Control; or
(c)	The relocation of the Executive’s principal executive office so that Executive’s one-way commute distance from Executive’s residence is increased by more than forty (40) miles; or
(d)
The failure by the Company to continue to provide the Executive with compensation and benefits substantially similar to those provided under any of the employee benefit plans in which the Executive becomes a participant, or the taking of any action by the Company which would directly or indirectly materially reduce such benefits or deprive the Executive of any material fringe benefit enjoyed at the time of Change in Control;  or

(e)	The failure of the Company to obtain a satisfactory agreement from any successor or assign of the Company to assume and agree to perform this Agreement.

In order for an event to qualify as Good Reason, Executive must provide the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within thirty (30) days following the initial existence of the grounds for “Good Reason”, must provide the Company with a reasonable cure period of not less than thirty (30) days following the end of such notice and must resign within thirty (30) days following the expiration of the Company’s cure period.

SECTION 2
AMENDMENTS

This section, solely for the purpose of benefits earned by this Executive, amends certain sections of the First Northern Bank Supplemental Executive Retirement Plan.

2.1 Amendments Following a Change in Control – If the Executive’s employment with the Company is involuntarily terminated within 24 months after any Change in Control or in the event the Executive terminates employment voluntarily for Good Reason within 24 months after any Change-in-Control, the following benefit shall be payable to the Executive in lieu of any other benefits payable under the SERP:

Change in Control Benefit – the benefit payable to the Executive shall be the greater of the payments described in (1) and (2) below:

1.
A lump sum payment Actuarially Equivalent to the benefit determined under Section 4.1 of the SERP with the following changes:  (a) the Target Retirement Percentage used shall be the Target Retirement Percentage assuming he has accrued Service to age 65, and (b) the Profit Sharing Benefit and Social Security Benefit shall be determined as of the 1st of the year of the Executive’s termination. The lump sum payment shall be determined using the Treasury Rate in effect on the date of termination and shall be discounted for the period of time the lump sum payment precedes the date the Participant attains age 65.

2.
A lump sum payment Actuarially Equivalent to the benefit the Participant would receive from the SERP without regard to this Section 2.1.  The lump sum payment shall be determined using the Treasury Rate in effect on the date of termination.

The Company shall pay this Change in Control Benefit to the Executive within three business days after the Executive’s Separation from Service.  If when the Participant’s Separation from Service occurs, the Participant is a specified employee within the meaning of Code section 409A, the lump-sum benefit shall be delayed and shall instead be paid on the first day of the seventh month after the month in which Separation from Service occurs, with interest to the payment date using the Treasury Rate.

2.2 Amendment to Target Retirement Percentage – If the Executive has a Termination of Employment on or after the date when the Executive has attained age 60, then solely for the purpose of determining the Target Retirement Percentage defined in section 2.21 of the SERP, then the calculation of Service shall be modified as follows:  (a) if the Executive’s Termination of Employment occurs on or after the date when the Executive has attained age 60 but prior to age 62, then two years shall be added to the amount of Service otherwise calculated in accordance with section 2.19 of the SERP and (b) if Executive’s Termination of Employment occurs on or after the date when the Executive has attained age 62, then four years shall be added to the amount of Service otherwise calculated in accordance with section 2.19 of the SERP.

2.3 Amendment to Duration of Monthly Retirement Benefits – If the Executive has a Termination of Employment on or after the date when the Executive has attained age 60, then solely for the purpose of determining the number of months over which the benefit determined under section 4.1 or 4.2 of the SERP shall be paid, then the calculation of Service shall be modified as follows:  (a) if the Executive has a Termination of Employment on or after the date when the Executive has attained age 60 but prior to age 62, then two years shall be added to the amount of Service otherwise calculated in accordance with section 2.19 of the SERP and (b) if Executive’s Termination of Employment occurs no or after the date when the Executive has attained age 62, then four years shall be added to the amount of Service otherwise calculated in accordance with section 2.19 of the SERP.

2.4 Minimum SERP Benefit – If the Executive has a Termination of Employment on or after the date the Executive has attained age 58 (including if the Executive dies while employed on or after attainment of age 58), then any benefit determined under section 4.1, 4.2, 4.3 or 4.4 of the SERP, as amended by sections 2.3 and 2.4 of this Participation Agreement, as applicable, shall be subject to a minimum annual benefit of $50,000, paid in monthly installments under the same terms as defined in the SERP.

2.5 One Benefit Only.  Despite anything to the contrary in the SERP, or in this Participation Agreement, the Executive and Beneficiary are entitled to one benefit only, which shall be determined by the first event to occur that is dealt with by the SERP and this Participation Agreement.  Subsequent occurrence of events dealt with by the SERP and this Participation Agreement shall not entitle the Executive or Beneficiary to other or additional benefits under the SERP or this Participation Agreement.

2.6 No Other Modifications.  Except as amended above or otherwise in accordance with section 3.1 of this Participation Agreement, the terms of the SERP, including the calculation of Service and the calculation of the Executive’s benefits, shall continue to apply.

SECTION 3
MISCELLANEOUS

3.1 Amendments and Termination.  This Participation Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.  For the purpose of determining benefits for the Executive, any amendment or termination of the SERP shall be effective for the Executive only by a written agreement signed by the Bank and the Executive. However, the Executive and Bank agree that the Bank, in its sole discretion, may amend the SERP and this Participation Agreement to reduce the impact on the Bank’s earnings of any changes made by the Financial Accounting Standards Board to pension accounting standards.  The Bank may change the manner of benefit accrual for the Executive if, in the opinion of the Bank, the changes to the SERP and this Participation Agreement produce an expense recognition pattern closer to the pattern of expense recognition expected prior to the change in accounting standards.  In no event will the benefit provided to the Executive at Normal Retirement Age be reduced.

3.2 Binding Effect.  This Participation Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and trustees.

3.3 Agreement To Insure.  The Bank may, in its sole discretion, decide to purchase a life insurance policy or policies on the life of the Executive in order to informally fund or otherwise offset the costs incurred by the SERP.  The Executive agrees to complete all forms and undergo any insurance underwriting that the Bank may request from time to time during the Executive’s active employment.  In addition, the Executive hereby acknowledges that the Executive, Beneficiaries, or the Executive’s estate hold no claim to any part of the value of or rights provided by such policies.

In Witness Whereof, the Executive and a duly authorized Bank officer have signed this Participation Agreement as of the day and year shown below.

The Executive: The Bank:
                                        First Northern Bank Of Dixon
/s/Brett Hamilton
                                       By: /s/ Jeremiah Smith

Date:1/6/26  Its:  President/CEO

           Date: 1/6/26